Quest Solution, Inc. Named to CRN Fast Growth 150 List

Prestigious List Recognizes Elite Group of Fastest Growing Solution Providers in the IT Channel

Henderson, Nevada (PRWEB) September 18, 2014

Quest Solution, Inc, "The Company" (OTCBB: QUES), announced today that it has been named to the CRN Fast Growth 150 list. The Fast Growth 150 list recognizes those solution providers that have been the fastest growing over a two-year period based on gross revenue from calendar year 2011 to calendar year 2013. These solution providers have demonstrated exceptional business finesse in order to thrive despite a turbulent IT economy.

“The solution providers recognized in CRN’s Fast Growth 150 list have successfully navigated the industry’s economic upheaval and have adapted their businesses and grown despite the significant changes that evolving technologies like cloud computing, collaboration and mobility have created in the IT space,” said Robert Faletra, CEO of The Channel Company, publisher of CRN. “These organizations are some of the most successful solution providers in business today, and it is our pleasure to recognize them for their accomplishments and draw attention to them as leaders in today’s IT channel.”

“It is a distinct honor to be recognized by The Channel Company which has for decades been a champion of growth and innovation in our industry,” stated Kurt Thomet, President, Quest Solution, Inc. “As we execute our business model with new technologies and leadership under our collective roof, a recognition of our aptitude and successes is most welcomed.”

Highlights on the Fast Growth 150 list are featured in the October issue of CRN and can be viewed online at http://www.crn.com.

About The Channel Company

The Channel Company is the channel community's trusted authority for growth and innovation, with established brands including CRN, XChange Events, IPED, and SharedVue. For more than three decades, we have leveraged our proven and leading-edge platforms to deliver prescriptive sales and marketing solutions for the technology channel. The Channel Company provides Communication, Recruitment, Engagement, Enablement, Demand Generation and Intelligence services to drive technology partnerships. Learn more at http://www.thechannelcompany.com.

JUST RELEASED… Quest Solution, Inc. Corporate Video:

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For a Quest Solution, Inc. Investor Presentation please visit:

http://www.QuestSolution.com/investors.html

About Quest Solution, Inc.:

Quest Solution, Inc. is a leading provider in the technology, software, and mobile data collection systems business. The Company intends on continuing to acquire existing companies with revenues and positive cash flow.

Quest Solution, Inc. serves as a national mobility systems integrator with a focus on design, delivery, deployment and support of fully integrated mobile solutions. The Company takes a consultative approach by offering end to end solutions that include hardware, software, communications and full lifecycle management services. The highly tenured team of professionals simplifies the integration process and delivers proven problem solving solutions backed by numerous customer references.

Additionally to the recently announced creation of a wholly-owned division focused on commercializing Intellectual Property, Patents and Distribution of industry-specific technologies in an array of new verticals. The new division will focus on acquisition of existing intangibles which will provide immediate value to the company.

Information about Forward-Looking Statements

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995 Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. The words "may," "would," "will," "expect," "estimate," "can," "believe," "potential" and similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Quest Solution, Inc's products, the introduction of new products, the Company's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company's liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in Quest Solution Inc.'s filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include statements regarding growth in our parts and vehicle sales and increases in our ability to produce new products. For a more detailed description of the risk factors and uncertainties affecting Quest Solution, Inc. please refer to the Company's recent Securities and Exchange Commission filings, which are available at http://www.sec.gov. Quest Solution, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Quest Solution Investor Relations & Financial Media:
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888-216-3595
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Contacts
Betzi Hanc
The Channel Company
508.416.1182
bhanc(at)thechannelcompany.com